CONSULTING SERVICES AGREEMENT
This Consulting Services Agreement (“Agreement”) is entered into as of the 4th day of November, 2019 and is between Pinnacle West Capital Corporation (“Company”), and Donald E. Brandt (“Consultant”).
WHEREAS, Consultant currently serves as the Chairman, President and Chief Executive Officer of the Company;
WHEREAS, Consultant has announced plans to retire from the Company effective as of the 15th day of November, 2019 (“Retirement Date”);
WHEREAS, the Company desires to retain Consultant to provide certain services, for the period beginning on the Retirement Date and continuing for a period of 12 months (“Retention Period”); and
WHEREAS, Consultant desires to accept such retention, subject to the terms and conditions set forth below.
NOW THEREFORE, the Company and Consultant agree as follows:

1.
Consultant Responsibilities. Consultant agrees, at the specific request of the Company made from time to time during the Retention Period, to consult and advise with respect to such matters as may be specifically requested from time to time by the Company through the Lead Director of its Board of Directors (“Lead Director”), including without limitation assisting the Company and its Board of Directors in the transition of the responsibilities of the Chief Executive Officer of the Company to Consultant’s successor (“Services”).

2.
Consultant Status as Independent Contractor. The parties acknowledge that Consultant will perform the Services hereunder as an independent contractor and not as the agent, employee, joint venturer, partner or servant of the Company for any purpose whatsoever. Consistent with the foregoing, Consultant acknowledges that the Company shall not deduct withholding taxes, social security taxes or any other taxes required to be deducted by an employer from amounts paid to Consultant, and neither the Company nor its officers, directors or employees shall have any obligation or liability to Consultant for any such taxes, unemployment compensation, minimum wages, or similar charges, taxes or assessments applicable to an employment relationship. Consultant shall be responsible for maintaining his own books and records and shall make all withholdings and contributions for taxes, and shall pay all taxes, assessments, penalties, and fines related to Consultant’s activities. Consultant shall not be entitled by virtue of this Agreement to any fringe benefits, workers’ compensation, medical coverage, disability, pensions, holiday or vacation pay or any other benefits provided to the Company’s employees. The parties further acknowledge that:

•	the Company shall not control the manner or means by which the Consultant performs the Services, including but not limited to the time and place the Consultant performs the Services.

•	the Company shall not provide Consultant with any registrations or licenses required to perform the Services, all of which it shall be the responsibility of Consultant to obtain and maintain.

•	the Company shall not provide any accommodations or equipment to Consultant other than temporary office space when Consultant is performing Services on-site.

•	the Company shall pay Consultant in the name that appears on this Agreement.

•	the parties shall not combine business operations and shall instead maintain separate business operations.

3.
Term and Termination. The term of this Agreement shall be for the Retention Period unless sooner terminated as hereinafter provided. This Agreement may be terminated with or without Cause by either the Company or Consultant upon 30 days’ written notice to the other party. If the Agreement is terminated prior to the end of the Retention Period, the Consultant shall be entitled to the payments set forth in Section 6.

4.
Compensation and Expenses. If Consultant satisfies the terms and conditions of this Agreement during the Retention Period, the Consultant will receive payments totaling $1,750,000, which shall be paid as follows: (1) $25,000 per month for the first 11 months in the Retention Period (the “Monthly Fee”) and (2) a final payment of $1,475,000 (the “Final Fee”), subject to the terms of Section 5. The parties reasonably anticipate that the level of bona fide consulting services will be required for less than eight hours per week, which is less than 20% of the average level of services the Consultant provided to the Company and its affiliates as an employee during the immediately preceding 36-month period prior to the Retirement Date. Consultant shall be responsible for all expenses incurred by Consultant in the performance of his duties, except for travel expenses incurred for out-of-town travel undertaken by Consultant at the request of the Company, for which Consultant shall be promptly reimbursed upon submission of receipts.

5.
Payment of Monthly Fee and Final Fee. The Company shall remit the Monthly Fee to Consultant no later than the last day of each month during the Retention Period, commencing with November, 2019. Within 60 days following the end of the Retention Period, the Company’s Human Resources Committee and Corporate Governance Committee (the “Committees”) shall determine if the Consultant performed the Services required by the Agreement. If the Committees determine that the Consultant performed the Services required by the Agreement, the Consultant shall receive the Final Fee, paid in a single lump sum no later than 60 days following the end of the Retention Period.

6.
Termination Prior to End of Retention Period. If the Company or Consultant terminates this Agreement on or prior to the last day of the Retention Period for any reason set forth in this Section 6 other than death or Disability, the parties shall provide prior notice as required in Section 3 of this Agreement.

6.1
Termination by Consultant. If this Agreement is terminated by the Consultant for any reason other than due to death or Disability prior to the end of the Retention Period, the Consultant will receive the Monthly Fee for the month in which the

Agreement is terminated. The Consultant will not receive the Monthly Fee for any month following the month in which the Agreement is terminated, nor will the Consultant be entitled to receive the Final Fee. For purposes of this Agreement, “Disability” means that Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

6.2
Termination by Company for Cause or Violation of Section 7. If this Agreement is terminated by the Board of Directors for Cause or for a violation of Section 7 prior to the end of the Retention Period, the Consultant will receive the Monthly Fee for the month in which the Agreement is terminated. The Consultant will not receive the Monthly Fee for any month following the month in which the Agreement is terminated, nor will the Consultant be entitled to receive the Final Fee. For purposes of this Agreement, “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Consultant involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the Board of Directors reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.

6.3
Termination due to Death or Disability. If this Agreement is terminated prior to the end of the Retention Period due to the Consultant’s death or Disability, the Consultant or his estate, as appropriate, will receive all of the unpaid Monthly Fees for the remainder of the Retention Period and the Final Fee in a single lump sum within 30 days following the date on which the Agreement is terminated.

6.4
Other Company Terminations. If the Board of Directors terminates this Agreement on or prior to the last day of the Retention Period for any reason other than those set forth in Section 6.2, including without limitation as a result of a Change of Control (as defined in the Company’s 2012 Long-Term Incentive Plan), the Consultant will receive all of the unpaid Monthly Fees for the remainder of the Retention Period and the Final Fee in a single lump sum within 30 days following the date on which the Agreement is terminated.

7.	Non-Disclosure and Other Restrictions.

7.1
Confidentiality. While serving as a Consultant to the Company, Consultant agrees that Consultant will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Consultant’s own benefit or for the benefit of anyone other than the Company or any of its affiliates any Confidential Information (as hereinafter defined), whether prepared by Consultant or not; provided, however, that during the term of this Agreement, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Consultant in connection with the performance of Consultant’s job duties to persons who are authorized to receive such information by the Company or its affiliates. Consultant shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law or to enforce the terms of this Agreement; provided, however, that in the event disclosure is required by applicable law or to enforce the terms of this Agreement, Consultant shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order. This Agreement also does not limit Consultant’s ability to communicate with any government agency regarding matters within the agency’s jurisdiction or otherwise participate in any investigation or proceedings that may be conducted by such agency, including providing documents or other information without notice to the Company. Nothing in this Agreement shall prevent Consultant from the disclosure of Confidential Information or trade secrets that: (i) is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is permitted to be made, and is made, under seal. In the event that Consultant files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Consultant may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Consultant’s attorney and use the Confidential Information or trade secrets in the court proceeding if Consultant or Consultant’s attorney: (i) files any document containing Confidential Information or trade secrets, under seal if permitted; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to or in accordance with a court order. The Company provides this notice in compliance with federal law, including the Defend Trade Secrets Act of 2016.
Consultant agrees that all Confidential Information of the Company and its affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its affiliates (and not to Consultant).
During the term of this Agreement, the Company agrees that it will not, directly or indirectly, disclose any information regarding the Consultant which is not generally known to the public, without the prior written consent of the Consultant; provided, however, that the Company is not prohibited from such disclosure if the information is required to be disclosed in compliance with applicable laws, rules, regulations, or by order of a court or other regulatory, administrative, or similar body. The Company will give reasonable prior notice to the Consultant of its intent to make any such disclosure to the extent not restricted by law.
For purposes of this Section 7.1, the term “Confidential Information” shall mean and include any information disclosed to Consultant any time during Consultant’s service with the Company or its affiliates or thereafter which relates to the business of the Company and which is not generally known to the public, including, but not limited to, information concerning the Company’s or its affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.

7.2
Non-Competition. Consultant agrees during the term of this Agreement and for a period of 12 months following the termination or expiration of this Agreement, Consultant shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying electricity in any area for which the Company or its affiliates is authorized to do business as of the date of this Agreement. Upon the approval, which will not be unreasonably withheld, of the Company’s Lead Director, the Consultant may serve on the board of directors of another company.

7.3
Non-Solicitation. Consultant agrees during the term of this Agreement and for a period of 12 months following the termination or expiration of this Agreement, Consultant shall not, without the prior written consent of the Company’s General Counsel, encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its affiliates to terminate his or her employment with the Company or its affiliates, or otherwise interfere with the advantageous business relationship of the Company and its affiliates with their employees.

7.4
Remedies. If either party to this agreement fails to comply with Section 7 of this Agreement in a material respect, the other party may pursue any rights and remedies it or he may have pursuant to this Agreement at law or in equity including, specifically, injunctive relief.

8.
Intellectual Property. Consultant agrees that all inventions, data, works, discoveries, designs, technology and improvements, (whether or not protectable by a patent or a copyright) (“Work Product”) related to the business of the Company, which are conceived of, made, reduced to practice, created, written, designed or developed, authored or made by principals or employees of Consultant, alone or in combination with others, in the course of the performance of services under this Agreement, shall be the sole and exclusive property of the Company. The Work Product are to be promptly reported to the Company but otherwise maintained in confidence by Consultant. All works authored by principals or employees of Consultant under this Agreement shall be deemed “works made for hire” to the extent permitted by the copyright law.

Consultant hereby assigns to the Company all Work Product and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere, and appoints any officer of the Company as its duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

9.
Notices. All notices, demands and communications required by this Agreement shall be in writing and shall be deemed to have been given for all purposes when sent to the respective addresses set forth below: (a) upon personal delivery; (b) one (1) day after being sent, when sent by overnight courier service; (c) five (5) days after posting when sent by registered, certified or regular mail, or (d) on the day of transmission when sent by electronic mail or facsimile.

To Company:    Pinnacle West Capital Corporation
400 N. Fifth Street
Phoenix, AZ 85004
Attention: General Counsel
To Consultant:    Donald E. Brandt

Each party may change its address by giving written notice of such change in the manner provided in this Section 10.

10.	Interpretation.

10.1	Construction. Titles, captions or headings to this Agreement are for convenience and reference only and shall not be deemed part of this Agreement.

10.2
No Waiver. No requirement hereof nor default hereunder shall be deemed waived by either party except by a writing to that effect signed by the waiving party and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

10.3	Modification. This Agreement may be amended, modified, superseded or canceled only by a written instrument executed by the Company and Consultant.

10.4
Integration. This Agreement constitutes the complete and final agreement of the parties and supersedes any and all prior negotiations and agreements, written or oral, of the parties with respect to its subject matter.

10.5	Governing Law. This Agreement shall be interpreted, construed, governed by and enforced in accordance with the internal laws of the State of Arizona without regard to its conflict of law rules.

10.6
Severability. If any provision of this Agreement is held to be invalid or unenforceable, then the court making such determination shall modify the provision deemed invalid or unenforceable to the least possible extent needed so as to make it valid and enforceable, but if that cannot be done, the provision shall be severed and the remaining provisions shall then be interpreted in a manner allowing maximum enforcement of the Agreement.

10.7	Assignment. Consultant shall not assign this Agreement or any rights or obligations hereunder without the Company's express written consent.

10.8
Section 409A. This Agreement shall be administered in compliance with Section 409A of the Internal Revenue Code and each provision of this Agreement shall be interpreted to comply with Section 409A of the Internal Revenue Code or an exception thereto. For purposes of Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).

IN WITNESS WHEREOF, we have set our hands as of the date first above written.

PINNACLE WEST CAPITAL CORPORATION

By:/s/ Robert E. Smith
Robert E. Smith, Senior Vice President and General Counsel

/s/ Donald E. Brandt
Donald E. Brandt, Consultant